 EX‑35.2

(logo) ncb National Cooperative Bank	2011 Crystal Drive Suite 8oo Arlington, Virginia 22202

February 26, 2016

2011 Crystal Drive

Suite, 800

Arlington, VA 22202

Wells Fargo Commercial Mortgage Securities, Inc. as Depositor Attn: Anthony Sfarra

375 Park Avenue, 2nd Floor J0127-023

New York, NY 10152

RE: Annual Statement as to Compliance

WFRBS 2014 C20

Dear Sir/Madam:

In accordance with the Pooling and Servicing Agreement entered into in connection with the issuance of the Commercial Mortgage Pass-Through Certificates Series 2014-C20, as an authorized officer of National Cooperative Bank, N.A. (the “NCB Master Servicer”), I hereby certify pursuant to Section 11.12 thereof that:

a. A review of the activities of the NCB Master Servicer during the preceding calendar year (“the Reporting Period”) and of its performance under the Pooling and Servicing Agreement has been made under my supervision.

b. To the best of my knowledge, based on these reviews, the NCB Master Servicer has fulfilled all obligations under this agreement in all material respects throughout the Reporting Period.

Please note that the annual financial statement will be sent under separate cover on or before March 31, 2016.

Best regards,

/s/ Karyn Mann

Karyn Mann

Senior Vice President, Investor Compliance

National Cooperative Bank, N.A.